EXHIBIT 5.1

JONES DAY
PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA
AVOCATS AU BARREAU DE PARIS
2, RUE SAINT-FLORENTIN • 75001 PARIS
TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001
WWW.JONESDAY.COM

March 28, 2012

EDAP TMS
Parc d’activité de la Poudrette Lamartine
4, rue du Dauphiné
69120 Vaulx-en-Velin, France

           Re:  4,387,500 Ordinary Shares of EDAP TMS

Ladies and Gentlemen:

We have acted as special French counsel for EDAP TMS, a French société anonyme (the “Company”) in connection with (i) the issuance by the Company of 2,812,500 Ordinary Shares, par value €0.13 per share (the “Ordinary Shares”) each represented by American Depositary Shares (“ADSs”) with a Warrant (the “Warrants”) attached to each Ordinary Share, exercisable for Ordinary Shares and (ii) the issuance by the Company of warrants to purchase Ordinary Shares (the “Placement Agent Warrants”).  The Ordinary Shares with Warrants attached are being issued and sold as a unit (“action à bon de souscription d’actions”, referred to herein as the “ABSA” and collectively with the Warrants and Ordinary Shares, the “Securities”).  The 1,575,000 Ordinary Shares issuable upon exercise of the Warrants and the Placement Agent Warrants are referred to herein as the “Warrant Shares”.  The Securities and the Warrant Shares are included in a Registration Statement on Form F-3 (Registration No. 333-177224), filed by the Company with the Securities and Exchange Commission on October 10, 2011 and declared effective on October 21, 2011 (as amended from time to time, the “Registration Statement”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, as of the date hereof:

1.           The issuance of  the ABSA, and the Ordinary Shares and Warrants comprising the ABSA, has been duly authorized and the ABSA, and the Ordinary Shares and the Warrants comprising the ABSA, have been validly issued and fully paid.

2.           The Warrant Shares, when issued by the Company upon exercise of the Warrants and the Placement Agent Warrants, and upon full payment of the applicable exercise price, pursuant to the terms and conditions of the Warrants, will be validly issued and fully paid-up.

In rendering the foregoing opinion, we have assumed the genuineness of all signatures,

the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies and we have also assumed that (i) the Registration Statement, and any amendments thereto, was effective at the time of issuance of the Securities and will remain effective under the Securities Act of 1933 at all times at which the Warrants and the Placement Agent Warrants may be exercised; (ii) the resolutions authorizing the Company to issue, offer and sell the Securities and the Placement Agent Warrants as adopted by the extraordinary shareholders’ meeting and/or the Board, as applicable, are accurately reflected in the minutes of such meetings provided to us and will be in full force and effect when the Warrant Shares will be issued by the Company; (iii) the Company will issue and deliver the Warrant Shares in the manner contemplated in the Registration Statement and the amount of Warrant Shares issued will remain within the limits of the then authorized but unissued amounts of such Warrant Shares; (iv) all Securities have been, and all Warrant Shares will be, issued in compliance with applicable securities and corporate law; and (v) any deposit agreement, warrant agreement, purchase contract agreement will constitute a valid and binding obligation of each party thereto other than the Company at the time of  issuance of the Warrant Shares.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditor’s rights generally, and by public policy and public order considerations.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day